EXHIBIT 99.1

Top-Line Phase 2b Data Indicate Androxal(R) Raises Testosterone Equivalent to Testim Without Impairing Spermatogenesis

  Statistically significant and clinically relevant improvement in testosterone production observed versus placebo and equivalent to an approved topical testosterone product
  Androxal® maintained sperm counts while Testim reduced counts in a significant number of men below the lower limit of normal
  All doses used in the trial were well tolerated

THE WOODLANDS, Texas, Dec. 22, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided top line results for the end of dosing analysis of its ZA-203 Phase 2b clinical study of Androxal® in secondary hypogonadal men with moderate to severe dysfunction. The study was conducted at 19 clinical sites in the US. A total of 108 men were enrolled in the study and satisfied the requirement of at least one dose and one visit in which efficacy measures could be assessed and therefore are included in the modified intent to treat population.

Testosterone Data From Modified Intent-To-Treat-Population

	12.5 mg (n=26)	25 mg (n=30)	Placebo (n=24)	Testim (n=28)
Mean Age	49.2	49.6	52.1	52.8
Mean BMI	32.4	31.8	30.9	32.6
Baseline T	202	202	220	207
Final T	433	415	196	393
P value vs. Placebo	<0.00001	<0.00001		0.0002

At baseline, median morning testosterone levels for the four randomized groups were; placebo (220 ng/dl), 12.5 mg Androxal (202 ng/dl), 25 mg Androxal (202 ng/dl) and Testim (207 ng/dl). There was no statistical difference between the groups in testosterone at baseline. At the end of the 3 month dosing period median morning testosterone levels were placebo (196 ng/dl), 12.5 mg Androxal (432 ng/dl), 25 mg Androxal (416 ng/dl) and Testim (393 ng/dl). A comparison of final median morning testosterone in all three of the active arms to placebo showed them to be highly statistically different. There was no statistical difference observed between the active arms. In previous Repros studies in men with less severe secondary hypogonadism there was a dose dependent increase in testosterone levels.

Medians were used for the statistical analysis due to the non-standard distribution of the Testim arm. Two of the 28 men in the Testim arm exceeded the normal maximum level of testosterone (1100 ng/dl) while no men in the Androxal arms exceeded the normal maximum level. In the Androxal arms 69.6% of men were in the normal range for morning testosterone levels (300-1100 ng/dl) versus 57.1% of the men in the Testim arm.

Sperm counts were assessed at baseline and after dosing was completed. At baseline the median values of all four treatment arms were above the generally accepted lower level of sperm counts for normal males (20 million sperm per ml.). At the end of the three month treatment period there were no statistically significant changes in sperm counts for the two Androxal groups and the placebo group. The Testim group exhibited a statistically significant reduction (p=0.003) in median sperm counts to 6.2 million sperm/ml, well below the normal range and into a range defined as oligospermia, or low sperm count. The median sperm count for the men in the combined Androxal arms was 93.8 million sperm/ml (p value=0.001 compared to Testim). The men in the placebo arm exhibited a median sperm count of 110.8 million sperm/ml and it was also significantly different than Testim (p=0.005)

The drug was generally well tolerated at both doses compared to placebo. There were no drug related serious adverse events that led to discontinuation.

About Study ZA-203

The study was designed to include secondary hypogonadal men less than 65 years of age that have never used testosterone. The men were to be diagnosed as being secondary hypogonadal exhibiting low morning testosterone and low to low normal luteinizing hormone (LH). Men with primary testicular failure have low testosterone but elevated LH. If a man exhibits a morning testosterone below 300 ng/dl he is considered to be clinically hypogondal. For the ZA-203 study the FDA specifically requested that the men in the study be screened to have a morning testosterone of <250 ng/dl on two separate assessments separated by at least 10 days. They further stated that men must be naive to testosterone treatment. This requirement necessitated the screening of over 900 men to achieve the 108 men in the reported results. In the past, the FDA has required an assessment of testosterone levels to be <300 ng/dl on a single day for trials of this type. Semen samples were analyzed at baseline and after the 3 months of dosing. In addition to the sample provided at the last dosing visit, two additional samples were taken. The data reported in this release is from the last day of dosing; the other assessments have not yet been reviewed. Spermatogenesis is approximately a 64 day cycle and one would expect to detect early changes after 3 months of a treatment.

Clinicians were instructed to up or down titrate the men randomized to the open label Testim group per manufacturer's instructions.

The FDA recommended the Company conduct study ZA-203 following a Type B meeting held in November of 2010, during which the Agency indicated that if the Company wished to obtain an SPA for the development of Androxal, a study in subjects naive to testosterone therapy must be conducted first in which testosterone should be the primary efficacy endpoint and spermatogenesis should be the primary safety outcome.

The Company plans to request a Type B meeting in 2012 with the FDA to finalize Phase 3 study design and receive confirmation of the studies to be included in the drug dossier for NDA submission once the final clinical study reports have been completed. The Company hopes to hold the meeting in the March-April timeframe.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal program along with its other current and potential development programs including Proellex®, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer